UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: January 27, 2014

(Date of earliest event reported)

Callidus Software Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-50463	77-0438629
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

6200 Stoneridge Mall Road, Suite 500, Pleasanton, CA 94588

(Address of principal executive offices) (Zip Code)

(925) 251-2200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  On January 27, 2014, the Board of Directors (“Board”) of Callidus Software Inc. (“Company”) approved the Company’s Executive Incentive Bonus Plan (“Plan”). The Plan is filed as an exhibit to this report, and the terms of the Plan are incorporated herein by reference. The Plan provides for the potential payment of incentive-based cash bonuses to employees or consultants selected by the Board of Directors or its appointed committee. Bonuses under the Plan will be determined using objectively determinable formulas based upon performance goals, including, without limitation, the Company’s net earnings, revenue, stockholder return, and sales-related goals, any of which may be measured on a GAAP or non-GAAP basis, either in absolute terms for the Company or any operating unit of the Company, or as compared to any increase or decrease or as compared to results of a peer group or to market performance indicators. Performance goals may be adjusted in the discretion of the Board or committee administering the Plan, and performance may be measured over any period or periods selected by the Board or committee.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description of Document

99.1	Executive Incentive Bonus Plan, effective January 27, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALLIDUS SOFTWARE INC.

Date: January 31, 2014	By:	/s/ Bob L. Corey
Bob L. Corey
Senior Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Document

99.1	Executive Incentive Bonus Plan, effective January 27, 2014.